Dear Federal Signal Stockholders:

During 2016, we took a number of critical steps to lay the foundations to position the Company for future growth.

We started the year by completing the sale of the Bronto Skylift business, the last remaining business in the now discontinued Fire Rescue Group, for the attractive price of $88 million.

We continued to apply a disciplined approach to evaluating potential acquisitions. With the proceeds from the sale of Bronto, and the increased liquidity available under our $325 million credit facility, executed in January 2016, we completed the acquisition of Joe Johnson Equipment (JJE) in June 2016. JJE facilitates sales of our products into new markets, expands our rental and used equipment offerings, enhances our parts and service business, and increases the Company's footprint across North America. With the acquisition, we are now in a position to better serve all of our customers' needs. We are pleased to have fully integrated JJE into our portfolio of businesses, and with its performance since we completed the acquisition. JJE was immediately accretive to 2016 earnings and is expected to contribute further in 2017. In addition, we also acquired Westech, a Canadian manufacturer of high-quality, rugged vacuum trucks for a nominal price.

We remained committed to returning value to our stockholders through quarterly cash dividends and opportunistic share repurchases. During 2016, we paid an aggregate $54.7 million in cash dividends and share repurchases, which was more than double the amount funded in 2015.

Throughout the year, we also maintained our renewed focus on new product development, and we were delighted that the efforts of our engineering, marketing and sales teams were recognized when our newly-introduced ParaDIGm® vacuum excavator truck, designed for the utility market, won a Chicago Innovation Award in October. As we move forward, new product initiatives will continue to be an important part of our future.

Simplified Company **FOOTPRINT**

SUCCESSFUL Acquisitions

Increased **CASH RETURNS** to stockholders

Continued **FOCUS** on NEW PRODUCT DEVELOPMENT


CHICAGOINNOVATIONAWARDS
2016 WINNER


VACTOR
HXX
PARADIGM
VACUUM EXCAVATORS
Park-N-Dig

FEDERAL SIGNAL

2016 Financial Performance

We were pleased to report another year of solid earnings in 2016. Demand from our municipal markets, which represent approximately 60% of our revenues, remained steady, yet conditions in global industrial markets were challenging, with reductions in oil exploration activities, deferrals of refinery capital investments and maintenance, and an excess of used equipment in secondary markets among the factors that negatively impacted sales of hydro-excavators, water blasters, and industrial warning and signaling systems.

We generated consolidated operating income of $57.7 million. On an adjusted basis, our consolidated operating margin for 2016 was 9.1%*, and diluted earnings per share was $0.69*.

Cash flow remained healthy, with $26.7 million of cash being generated from continuing operations. At the end of 2016, total debt exceeded total cash by approximately $13 million and we had $244 million of availability under our credit facility. Our debt leverage remained low, at 0.8 times adjusted EBITDA* as of December 31, 2016. Our financial position is extremely strong.

- **OPERATING INCOME OF $57.7 MILLION**
- **ADJUSTED OPERATING MARGIN OF 9.1 % ***
- **ADJUSTED EPS OF $0.69 ***
- **OPERATING CASH FLOW OF $26.7 MILLION**
- **DIVIDENDS OF $16.9 MILLION, UP FROM $15.6 MILLION IN 2015**
- **SHARE REPURCHASES OF $37.8 MILLION, UP FROM $10.6 MILLION IN 2015**

Amounts above are for continuing operations only as of, or for the year ended, December 31, 2016.

Cumulative Return to Stockholders[1]



FEDERAL SIGNAL
+ 293%
FEDERAL SIGNAL + 293%
RUSSELL 2000 + 96%
S&P MIDCAP 400 + 104%
S&P INDUSTRIALS +106%

[1]This graph assumes that the value of the investment in the Company's common stock, and in each index, was $100 on December 31, 2011 and assumes reinvestment of all dividends through December 31, 2016

Capital Allocation[2]



45%
26%
17%
12%
Acquisitions
Share Repurchases
Dividends
Capex

[2]Chart depicts use of cash for each category, relative to the total cash used on all four activities, for the cumulative period 2014-16; excludes investments in rental fleet, which are reported as part of operating cash flow

Adjusted Operating Margin*



15%
12%
9%
6%
3%
0%
6.6%
8.7%
11.4%
13.5%
9.1%
2012
2013
2014
2015
2016

Cash Returns to Stockholders



$60M
$50M
$40M
$30M
$20M
$10M
$0M
$0
$10.3 M
$5.6 M
$10.6 M
$15.6 M
$37.8 M
$16.9 M
2013
2014
2015
2016
Dividends
Repurchases

Declining Debt and Leverage



6x
5x
4x
3x
2x
1x
0x
5.9x
2.9x
1.3x
0.5x
0.4x
0.8x
2011
2012
2013
2014
2015
2016

*Certain non-GAAP measures referenced in this letter are reconciled to GAAP measures in the Company's February 28, 2017 earnings release, or in the Company's investor presentation, filed with the SEC on March 6, 2017.

Environmental Solutions Group

Our Environmental Solutions Group (ESG) is a leading manufacturer and supplier of a full range of street sweepers, sewer cleaner and vacuum loader trucks, hydro-excavation trucks and high-performance waterblasting equipment. Products are sold to both municipal and industrial customers either through a dealer network or direct sales to service customers, generally depending on the type and geographic location of the customer. During 2016, with the acquisition of JJE, we expanded our product portfolio to offer customers a comprehensive solution of new and used equipment, parts and service, and rental offerings.

2016 Operational Highlights

- Completed successful acquisition of JJE
- Vactor introduced the award-winning ParaDIGm and redesigned its truck jetter and trailer-mounted jetters
- Elgin posted second best year of earnings in its history
- Jetstream launched re-designs of four foundational waterblasting accessories with more products scheduled to launch in 2017

ELGIN | FS Solutions | GUZZLER | Jetstream | Joe Johnson Equipment | VACTOR | WESTECH

ESG Sales



$500M
$400M
$300M
$200M
$100M
$0M
2014
2015
2016

ESG Operating Income



$100M
$80M
$60M
$40M
$20M
$0
2014
2015
2016



Safety and Security Systems Group

Our Safety and Security Systems Group (SSG) is a leading manufacturer and supplier of comprehensive systems and products that law enforcement, fire rescue, emergency medical services, campuses, military facilities and industrial sites use to protect people and property. Offerings include systems for campus and community alerting, emergency vehicles, first responder interoperable communications and industrial communications, as well as command and municipal networked security. Specific products include vehicle lightbars and sirens, public warning sirens, general alarm systems, public address systems and public safety software.

2016 Operational Highlights

- Initiative to upfit police vehicles gained momentum across the U.S.
- Landed multiple large contracts internationally, including 500 sirens for tsunami warning system in Chile
- VAMA launched multiple new products in Europe and introduced body worn camera offering

FEDERAL SIGNAL Safety and Security Systems | FEDERAL SIGNAL VAMA Safety and Security Systems | Victor



SSG Sales



$250M
$200M
$150M
$100M
$50M
$0
2014
2015
2016

SSG Operating Income



$35M
$30M
$25M
$20M
$15M
$10M
$5M
0
2014
2015
2016

Looking Forward Published April 2016 This communication may contain certain forward-looking statements concerning the Company’s future financial performance, strategy, plans, goals and objectives. We refer you to the discussion of such forward-looking statements within our Annual Report on Form 10-K filed with the SEC on February 28, 2017. The Company disclaims any responsibility to update any forward-looking statements provided herein. Published April 2017 1415 West 22nd Street Oak Brook, IL 60523 federalsignal.com Jennifer Sherman President and Chief Executive Officer Jennifer Sherman President and Chief Executive Officer April, 2017 As we enter 2017, we like the composition of our businesses and are excited about our strategic initiatives, which position us well to benefit as our markets strengthen. We are cautiously optimistic about the near-term economic outlook, continue to be laser-focused on achieving long-term growth, and remain committed to delivering stockholder value. We are fortunate to have a loyal customer base, and an established network of distributors and dealers. I want to express my appreciation for the valued partnerships we have built over the years. I also want to recognize the talent and efforts of our 2,200 employees for their hard work, dedication and continued focus on our customers. In closing, I would like to take this opportunity to thank you, our stockholders. We will continue to work hard to earn your continued support in the years to come. Sincerely, We have taken a number of deliberate steps over the last several years to position Federal Signal for profitable growth. The sale of Bronto largely completes the realignment of our portfolio of businesses, which started several years ago with the sale of FSTech. We believe that our two remaining operating groups – ESG and SSG – serve attractive municipal and industrial end markets and provide good platforms for our future growth. We aim to optimize our existing end markets, which is where our ongoing 80/20 efforts, customer focus and hard work help us gain market share, serve our customers better, drive efficiencies and leverage our capital. We are also working to selectively enter adjacent markets with products tailored to provide competitive advantages, and to grow after-market services and opportunities. New product development and M&A are key to achieving our strategic objectives. In 2016, we began to see the initial output of the revamped innovation process that we kicked off in late 2013, with the commercial launch of the ParaDIGm and an increase in the number of strategic projects in the queue. To complement that, we continued to focus on M&A in 2016, completing two acquisitions. Our strong balance sheet, healthy cash flow, and active acquisition pipeline lead us to expect M&A to contribute further in 2017. 2020 Goals Looking ahead, we have set a goal to exceed $1 billion in revenues by 2020, which would equate to a compound annual growth rate of at least 9% over 2016 revenues. We believe this is achievable, with contributions from having JJE for a full year in 2017, GDP growth in our core business, and some recovery during this multi-year time period in some of our end markets that have been soft recently, including oil and gas. We are also driving toward targets for our strategic initiatives that will contribute to growth above GDP. The remainder of our revenue objective will come from additional M&A. We are about halfway to our previously stated goal for incremental revenues of $250 million from acquisitions by 2018. We are about halfway toward our previously announced goal of adding $250 million in revenue from acquisitions and we are setting a goal to exceed $1 billion in revenues by 2020 “ “